Exhibit 2.1

Execution Version

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made as of April 14, 2022 by and between Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B229193 (the “Company”), and Oaktree Acquisition Corp. II, a Cayman Islands exempted company (“Parent”) and amends that certain Business Combination Agreement (the “Agreement”), dated as of December 7, 2021, by and among TopCo, the Company and Parent. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Agreement.

WHEREAS, the Company and Parent desire to amend the Agreement, in accordance with Section 9.3 thereof, to permit the consummation of certain debt financing transactions and accordingly adjust the closing condition related to Aggregate TopCo Transaction Proceeds, in each case, as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Parent hereby agree as follows:

1. Amendments.

(a) The definition of “Aggregate TopCo Transaction Proceeds” is hereby amended and restated in its entirety as follows:

“Aggregate TopCo Transaction Proceeds” means an amount equal to (i) the funds contained in the Trust Account as of the First Merger Effective Time, minus (ii) all amounts, if any, payable to the Public Shareholders of Parent pursuant to the Parent Shareholder Redemption, plus (iii) the Aggregate PIPE Proceeds, plus (iv) the aggregate proceeds in excess of $90,000,000 of any debt financing funded or available to be funded to the Company prior to the Closing (and, for the avoidance of doubt, after the date of this Agreement), at or following the Closing.

(b) The definition of “Pre-Closing Financing” is hereby amended and restated in its entirety as follows:

“Pre-Closing Financing” means any Pre-Closing Equity Financing or debt financing transaction entered into by the Company after the date hereof on arms-length terms which are reasonably acceptable to Parent, in order to fund the capital needs of the Company and its Subsidiaries in the ordinary course of business; provided, that any such debt financing transactions shall not exceed, in the aggregate, a principle amount of indebtedness in excess of $90,000,000 without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); it being understood and agreed that the debt financing transactions set forth on Section 1.1 of the Company Disclosure Schedule are reasonably acceptable to Parent.

(c) Section 7.3 of the Agreement is hereby amended to replace the amount “$300,000,000” with the amount “$250,000,000”.

(d) The Section 1.1 of the Company Disclosure Schedules attached hereto as Schedule I is hereby attached to the Agreement as Section 1.1 of the Company Disclosure Schedules thereto.

2. Remaining Effect. Except as specifically amended herein, the Agreement remains in effect without change thereto; provided, however, that all references to the Agreement set forth therein shall hereafter be deemed to refer to the Agreement as hereby amended.

3. Miscellaneous. Sections 9.2, 9.3, 9.5-9.11, and 9.13-9.18 of the Agreement are incorporated herein by reference mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as a deed as of the date first written above.

ALVOTECH HOLDINGS S.A.

By:
Name:
Title:

OAKTREE ACQUISITION CORP. II

By:
Name:
Title:

Signature Page - Amendment to Business Combination Agreement

Schedule I

Section 1.1

The debt financing contemplated by that certain:

•	Advance, dated March 21, 2022 and effective as of February 22, 2022, by and between the Company and Alvogen Lux Holdings S.à.r.l

•	Advance, dated as of March 28, 2022, by and between the Company and Alvogen Lux Holdings S.à.r.l

•	Advance, dated as of March 8, 2022, by and between the Company and Aztiq Pharma Partners S.à.r.l

•	Loan Agreement, dated as of April 11, 2022, by and between the Company and Alvogen Lux Holdings S.à.r.l

•	Second Lien Debt Term Sheet, dated as of April 11, 2022, by and between the Company and Sculptor Capital Investments, LLC